UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Check the Appropriate Box:

[  ] Preliminary Proxy Statement
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[  ] Definitive Proxy Statement
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[  ] Soliciting Material under § 240.14a–12

WHITESTONE REIT
(Name of registrant as specified in its charter)

EREZ REIT OPPORTUNITIES LP
EREZ ASSET MANAGEMENT, LLC
BRUCE SCHANZER
CATHERINE CLARK
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

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Erez REIT Opportunities LP, together with the other participants named herein (collectively, “Erez”), on Friday, April 4, 2024, filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of trustee nominees at the upcoming 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust (the “Issuer”).

On April 26, 2024, Erez and its affiliates issued the below letter to shareholders of the Issuer in a press release. The full text of the press release and letter are as follows:
EREZ ASSET MANAGEMENT SENDS LETTER TO WHITESTONE REIT SHAREHOLDERS COMMENTING ON THE BOARD’S LACK OF CANDOR

Whitestone’s Presentation Twists the Facts and Fails to Address the Company’s Significant Underperformance and the Board’s Misguided Capital Allocation and Manifest Governance Failures

Erez Encourages Whitestone Shareholders to Vote "FOR" Catherine Clark and Bruce Schanzer, Two Experienced Real Estate Executives, and to "WITHHOLD" from David Taylor and Nandita Berry Using the BLUE Proxy Card

NEW ROCHELLE, N.Y. – April 26, 2024 – Erez Asset Management, LLC (“Erez”), a shareholder of Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) which has nominated two candidates for election at Whitestone’s upcoming 2024 Annual Meeting of Shareholders, today sent a letter to Whitestone shareholders calling out the Whitestone Board of Trustees (the “Board”) for obfuscating facts and ignoring key criticisms.

“It is deeply troubling that the Whitestone Board believes it can twist the truth and sidestep key arguments as it attempts to get elected as fiduciaries for shareholders,” said Bruce Schanzer, Chairman and Chief Investment Officer of Erez. “At a bare minimum, the Board should acknowledge that the capital markets value Whitestone at a steep discount to the value of its underlying real estate assets — indeed, the steepest discount among all the shopping center REITs Whitestone frequently cites as its peers — and that something new needs to be done to resolve the crisis of confidence among investors this massive valuation disconnect evidences. Simply pretending that there is no problem, especially by misstating facts and refusing to acknowledge the Board’s prior failings, is certainly not a way to build credibility with shareholders. In order for the market to ascribe fair value to its assets, change is clearly needed at Whitestone.”

The full text of the letter is below:

Dear Fellow Whitestone REIT Shareholders,

We are writing to encourage you to join us in supporting critical changes at Whitestone REIT. We recently released this 69-page presentation that outlines our rationale for believing change is needed at the Company. We welcome you to review it.

Whitestone’s Board has ignored most of our analysis, refusing to recognize that the Company’s small scale, lack of growth, inefficient operations, abysmal capital allocation, missed performance targets and stale management team are preventing it from realizing its potential. Worse still, the Board simply glosses over its own significant failures – such as its refusal to accept a shareholder vote of no confidence in a director, adoption of an unusual slow-hand poison pill, approval of a single-trigger change-in-control payout for management, incorporation of a “proxy put” in the equity plan and debt agreements that disenfranchises shareholders, and failure to disclose significant conflicts of interest relating to the trustees.

No, to hear the story from Whitestone’s Board, all is well at Whitestone, and the Company is executing its strategy effectively.1 The Company operates, in its own words, a “high quality portfolio”2 in some of the “fastest growing”3 geographies in the country, fueled by “positive supply dynamics.”4

With such enviable assets and supposed “superior” performance,5 one would expect the Company to be highly valued and generating great returns for shareholders.  The sad fact is, however, that the stock market disagrees with Whitestone.

Whitestone’s stock trades at a 31% discount to its consensus Net Asset Value (“NAV”), the largest discount to NAV of any publicly traded REIT in the Company’s self-selected peer group.6 A dollar of cash flow in the hands of Whitestone’s management team and Board is valued lower than a dollar of cash flow in the hands of its peers: Whitestone has traded at a whopping 37% discount to the median forward AFFO multiple of its peers7 on average during its time as a public company. Whitestone’s stock is currently trading  below its 2010 IPO price8 – as it has for 876 of the last 1,000 trading days.9 On a total return basis, the stock has underperformed sector indexes and the stock of Whitestone’s peers over the last five years, until rumors of a potential takeover emerged in October 2023.10

Whitestone’s Board is simply being disingenuous when it claims Whitestone is performing well. It knows the Company has underperformed. After all, Whitestone’s 2023 Annual Incentive Plan paid out at just 18% of the Board’s target compensation level in 2023.11 Moreover, the Board surely noticed that the Company:

•	failed to deliver on its long-term leverage and expense reduction commitments made to investors in 2018;[12]
•	missed all four financial targets in the Company’s 2023 Annual Incentive Plan;[13] and
•
missed its 2023 FFO guidance, despite setting a target that was lower than the result for 2022,cutting that unambitious target just months later and then reaffirming the further reduced guidance just a month before the earnings miss.[14]

Unfortunately, the Board’s uber-defensive reaction to our desire to see improvements in performance at Whitestone has caused it to distort, conceal and obfuscate the truth. For example, Whitestone’s Board has:

•
Claimed the Board proactively fired the prior CEO for performance issues, when in fact the Board fired him for misconduct. The Board claims it “recognized the lack of execution and underperformance”[15] under the Company’s former leader. However, at the time of the firing, in the press release announcing the leadership transition, the Board said the termination was “not related to Whitestone’s operating performance [or] financial condition.”[16]

•
Cynically attempted to damage Mr. Schanzer’s credibility by highlighting baseless claims against him, both of which were resolved in his favor and without a finding of fault. The Board knows the allegations it has repeated in its materials have no basis; the very Wall Street Journal article the Board cites notes that the allegations were dismissed, and Mr. Schanzer provided the Company with legal documents indicating that an independent arbitrator found the claims to be unsupported.

•
Dismissed the significance of Board Chair David Taylor’s undisclosed service as counsel to Pillarstone REIT (an entity in which Whitestone’s then-CEO held a 78% beneficial ownership interest),[17] even though Mr. Taylor’s professional relationship with Whitestone’s then-CEO surely implicated Mr. Taylor’s independence. Mr. Taylor’s law firm was potentially paid millions of dollars to negotiate against Whitestone on behalf of an entity controlled by the Company’s then-CEO. Just a few months later, Mr. Taylor was invited to join Whitestone’s Board and was appointed to Whitestone’s Compensation Committee. Soon thereafter, Whitestone’s then-CEO received a significant pay increase. And shareholders were never told of the relationship between the then-CEO and Mr. Taylor. Moreover, aspects of the Whitestone-Pillarstone deal later became the subject of a lawsuit by Whitestone (where Mr. Taylor was then Chair) against Pillarstone (where Mr. Taylor was the drafting lawyer responsible for the deal.) The Board well knows that Mr. Taylor’s work for the then-CEO’s controlled entity created an ongoing independence issue (especially as Whitestone’s ownership stake in Pillarstone is at risk due to the performance and bankruptcy of Pillarstone and Whitestone sued Pillarstone). This relationship should have been disclosed.

•
Falsely claimed Erez and Mr. Schanzer are focused solely on selling Whitestone, even though that is both not true and was never even discussed during Mr. Schanzer’s interview with the Board. Mr. Schanzer initially approached the Company shortly after Bloomberg reported interest from a buyer because he feared that the Board would hastily sell the Company. His advice and input was not to rush into a sale. Since then, in his dialogue with the Board and with shareholders, Mr. Schanzer’s focus has been on cost of capital, capital allocation, lease and tenant quality, investor communications, model integrity and other operational topics. The Board obviously knows this; the subject of selling Whitestone was not discussed  during Mr. Schanzer’s interview.

•
Incorrectly claimed Mr. Schanzer delivered inferior returns while acting as CEO of Cedar Realty Trust, when in fact he oversaw significant improvement and outperformance. Prior to Mr. Schanzer announcing Cedar’s long-term repositioning plan, shortly after taking over as CEO, Cedar was a chronic underperformer, delivering a negative 55% total shareholder return from the company’s IPO.[18] Under Mr. Schanzer’s leadership, Cedar’s fortunes reversed: from the announcement of Mr. Schanzer’s long-term plan in November 2011 to its sale in August 2022, Cedar delivered a total shareholder return of approximately 103%, significantly outperforming the company’s shopping center REIT peers.[19] The Whitestone Board knows this because its own financial advisor also advised the Cedar Board of Trustees (and prepared a presentation in August 2022 indicating that Cedar had outperformed).[20]

•
Claimed that Erez nominee Catherine Clark is not qualified to join the Board, even though she has more directly relevant real estate experience than any of Whitestone’s incumbent independent directors. Despite Ms. Clark’s decades-long track record of buying, selling and developing billions in shopping center assets, the Board claims Ms. Clark lacks relevant experience because she has not bought and sold in Texas and Arizona specifically.[21] But none of Whitestone’s independent trustees have experience buying and selling shopping centers anywhere.

These intentional distortions of the facts by our fiduciaries are discouraging. Perhaps worse still is the Board’s attempt to sidestep entirely, without comment, some of the more troubling aspects of Whitestone’s business configuration, performance and governance. Nowhere in its recent presentation does Whitestone address, for example, the fact that:

•
The Company is sub-scale. Whitestone has the fewest net real estate assets and number of properties, least leasable square footage and lowest revenue of any of its peers.[22] Its small size has led to underinvestment by institutional shareholders[23] and excess volatility.

•
The Company’s operations are inefficient. As a result of its lack of scale, Whitestone’s G&A burden, measured as a percentage of the Company’s revenue and enterprise value, is significantly higher than any of its peers.[24]

•
The Company’s leverage is high. Whitestone is one of the highest-levered shopping center REITs,[25] with its 2023 net debt/EBITDAre of 7.6x significantly higher than both the peer median and the Company’s own 2023 goal of 6.8x.[26]

•
The Company has re-cycled equity for no rational economic reason and at the expense of great dilution. Since 2017, Whitestone has sold nearly $200 million in equity, always at a discount to NAV.[27] Instead of using this equity to de-lever the balance sheet or grow the scale of the business, Whitestone has returned a substantial amount of it right back to equity holders in the form of “return of capital” dividends.[28] There is simply no economic rationale for selling equity and returning “excess” equity, often in the same year. This is abysmal capital allocation.

•
The Board has repeatedly recruited directors from among the Company’s service providers. Rather than casting a wide net for the most capable and qualified talent, Whitestone has filled its Board with trustees who had a former business and/or social relationship with the Company and its executives.[29]

•
The Board also recruited a trustee who later committed one of the largest fraudulent check-kiting schemes in U.S. history,[30] then failed to adequately disclose the circumstances surrounding his abrupt resignation from Whitestone’s Board.[31] It’s unclear why the Board decided to appoint this Indiana-based payroll company owner in the first place. And, so far, the Board has chosen to remain silent on its own poor vetting and his criminal conviction.

•
The Board has flaunted the will of shareholders. When one of the Board’s nominees was forced to tender his resignation after failing to receive majority support from shareholders at the 2021 annual meeting – due, in part, to the Board’s adoption of an off-market poison pill with a 5% threshold and a slow-hand feature[32] – the Board rejected his resignation.[33]

Even as the Board remains silent about these concerns, and obfuscates others, one thing remains clear: the market believes Whitestone is worth significantly less in the hands of this management team and Board than the value of its net assets. At best this suggests that, despite the Board’s talk of “progress,”34 shareholders have concluded that Whitestone will continue to underperform its potential.

We agree and believe that change is urgently needed. Shareholders deserve a Board that is honest (and transparent) about the challenges Whitestone faces and that has the expertise, alignment and fiduciary mindset necessary to help the Company improve. We believe adding our two new, independent trustee candidates – Catherine Clark and Bruce Schanzer – to the Board would help.

Our nominees bring highly relevant real estate, REIT capital markets and shopping center expertise. If elected to the Board, they are committed to working constructively with Whitestone’s management team and trustees to address the Company’s challenges and pursue its opportunities with focus and objectivity.

And Ms. Clark and Mr. Schanzer will always be honest and transparent with shareholders.

To ensure the election of Catherine Clark and Bruce Schanzer, we ask you to vote “FOR” Catherine Clark and Bruce Schanzer and “WITHHOLD” from David Taylor and Nandita Berry. You can do so online or by returning the enclosed BLUE proxy card.

Sincerely,

Bruce Schanzer,
Chairman, Erez Asset Management, LLC

If you have any questions or require assistance in voting your BLUE universal proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated at:
Shareholders may call toll-free: (877) 456-3422
Banks and brokers call: (212) 750-5833

About Erez Asset Management, LLC

Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Contacts
Media:
Mark Semer / Iain Hughes
Gasthalter & Co.
(212) 257-4170
erez@gasthalter.com

Investors:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
212-750-5833

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "may," "might," "could," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Certain Information Concerning the Participants

Erez REIT Opportunities LP, Erez Asset Management LLC, Bruce Schanzer and Catherine Clark (collectively, the "Participants") are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the "Annual Meeting"). On April 5, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the "SEC") their definitive proxy statement and accompanying BLUE Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying BLUE proxy card has been furnished to some or all of the Company's shareholders and are, along with other relevant documents, publicly available at no charge on the SEC's website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Innisfree M&A Incorporated at the contact information above.

1 Source: Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.
2 Source: Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.
3 Id.
4 Id.
5 See Whitestone REIT Letter to Shareholders, filed with the SEC on April 5, 2024. See also Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.
6 Source:  S&P Capital IQ Pro. Data as of April 18, 2024. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024.
7 S&P Capital IQ Pro. Data is for the period January 31, 2011, when forward consensus AFFO per share estimates where first available for Whitestone, through October 25, 2023, the last trading day prior to the article “Fortress Approached Whitestone REIT About a Takeover” was published in Bloomberg regarding a takeover proposal. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024. Peer data revers to peer median multiples during the period.
8 Source: FactSet. Data as of April 24, 2024.
9 Id.
10 Source: FactSet. Based on the five-year total return as of October 25, 2023, the last trading day prior to the article “Fortress Approached Whitestone REIT About a Takeover” published in Bloomberg regarding a takeover proposal.
11 Source: Whitestone REIT Definitive Proxy Statement, filed with the SEC on April 4, 2024.
12 In an Investor Presentation filed with the SEC on February 12, 2018, Whitestone committed to a net debt to Adjusted EBITDA ratio of 6 to 7 times and a G&A expense ratio of 8% to 10% for 2023. Whitestone ended 2023 with a net debt to EBITDA ratio of 7.8x and a G&A expense ratio of 14.1%.
13 Source: Whitestone REIT Definitive Proxy Statement, filed with the SEC on April 4, 2024.
14 Source: Whitestone REIT earnings press releases for the quarters ended December 31, 2022; June 30, 2023; September 30, 2023; and December 31, 2023.
15 Source: Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.
16 Source: Whitestone REIT Press Release, January 18, 2022.
17 See, e.g., Contribution Agreement and OP Unit Purchase Agreement between Pillarstone Capital REIT Operating Partnership LP and Whitestone REIT Operating Partnership LP, dated December 8, 2016, filed with Whitestone Form 8-K, December 9, 2016.
18 Source:  S&P Capital IQ Pro. Data from October 23, 2003 to November 9, 2011.
19 Source:  S&P Capital IQ Pro. Data from November 10, 2011 to August 23, 2022. Peers refer to AKR, FRT, KIM, KRG, REG, ROIC, BFS, SITC and WSR. Peer data refers to the simple average.
20 Source: Presentation to the Cedar Realty Trust Board of Trustees, BofA Securities, August 9, 2022.
21 Source: Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.
22 Sources: Bloomberg and FactSet. Data as of and for the year ended December 31, 2023. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024.
23 Source: FactSet. Data as of April 18, 2024. Per FactSet, Whitestone’s institutional ownership as a percentage of float and number of institutional shareholders are the third- and second-lowest, respectively, among the Company’s peers. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024.
24 Source: FactSet. Data as of April 18, 2024. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024.
25 Source: FactSet. Data as of April 18, 2024. Peers represent companies WSR identified as comparable in its letter to shareholders distributed April 5, 2024.
26 Source: Whitestone REIT Definitive Proxy Statement, filed with the SEC on April 4, 2024.
27 Sources: S&P Capital IQ Pro and Company filings. Consensus Net Asset Value (“NAV”) per share is based on the “Mean Consensus NAV per share” as reported by S&P Capital IQ Pro. Follow-on offerings discount to NAV per share percentage is based on WSR’s issuance price compared to the Mean Consensus NAV per share. ATM offerings discount to NAV per share percentage is based on the average issuance price compared to the Mean Consensus NAV per share in the respective quarter proceeds were raised.
28 Sources: S&P Capital IQ Pro and Company filings. Since Whitestone’s IPO, 39% of the Company’s dividend distributions have not been from profits or capital gains but from a return of capital; this is significantly higher than the REIT long-term average of 14%.
29 Whitestone’s Board of Trustees includes trustees who, before joining the Board, served as 1) a public relations advisor to the Company; 2) one of the Company’s lead lenders; and 3) counsel to the Special Committee of an entity that was controlled by Whitestone’s then-CEO.
30 Source: Adam Ferrise, “‘Pure avarice’: Businessman gets 8 years in prison for $180 million bank fraud that hit Cleveland’s KeyBank,” Cleveland.com, November 2, 2023.
31 In the Form 8-K disclosing Mr. Khan’s resignation, filed with the SEC on July 9, 2019, Whitestone stated only that Mr. Khan resigned “for personal reasons and had no disagreement with the Company,” despite the fact that the resignation took place on the day KeyBank’s claim against Mr. Khan was filed.
32 Source: Diligent. Note: Several shareholders, including BlackRock, the Florida State Board of Administration, Legal & General Investment Management and T. Rowe Price Associates all voted to withhold on Jack Mahaffey for reasons associated with the Company’s poison pill.
33 Source: Whitestone REIT Form 8-K, filed with the SEC on July 20, 2021.
34 Source: Whitestone REIT Investor Presentation, filed with the SEC on April 24, 2024.